Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer

Tappahannock, VA 22560                                                                  Voice:         804/443-8423

October 17, 2008                                                                                   Fax:            804/445-1047

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported third quarter and nine month earnings and announced a dividend declaration.

While management had been preparing for potential loan problems based on the year long economic uncertainty, we were surprised by the swiftness and harshness of the government take over of the GSE’s Fannie Mae and Freddie Mac. These entities had been blessed with implied government protection and touted as bank quality investments as far as their preferred stock issuances were concerned. Obviously the government’s conservatorship with its revocation of preferred stock dividends and the devaluing of all stock levels affected our company negatively. Agency preferred stock dropped from an AA rating to a non investment level rating in less than two months. We took a $4.4 million impairment charge on our investments in perpetual preferred stock of these entities. Of that loss, $1.5 million will be recovered in the fourth quarter of 2008 as a tax benefit. Current accounting rules defer the tax benefit until the quarter in which the President signed the legislation to treat the loss on the agency preferred stocks as ordinary loss rather than as a capital loss and the President did not sign the legislation until October 3rd. As noted below, our core earnings flow remains strong. The next quarter is full of uncertainty but management is optimistic that the financial crisis will improve.

Including the $4.4 million impairment on the agency preferred stocks the Company reported a net loss of $3.1 million for the third quarter of 2008. Management continued to build loan loss reserves by adding $1.1 million to the reserve in the quarter. Net interest income for the third quarter of both 2008 and 2007 was $8.4 million. The loss per share for the quarter was $0.52, compared to net income per share of $0.38 for the same quarter in 2007. Noninterest income without gains or losses was flat compared to third quarter 2007 as strong growth in deposit fees and card fees was offset by a decline in our investment and mortgage company income. Noninterest expense was up 8.6% compared to 2007, primarily from branch expansion, especially the addition of the two branches purchased from Millennium late in the first quarter of 2008 and our move to the permanent location of our Quinton branch in New Kent county.

For the nine months ended, September 30, 2008, net income was $857 thousand, compared to $6.7 million for the same nine month period in 2007. Net interest income increased $41 thousand, or less than 1% for the nine months ended September 30, 2008 as interest income increased $1.9 million and interest expense increased $1.8 million. Year to date net interest income was affected by the 325 basis point decrease in rates that started in September 2007 as loan rates decreased much faster than deposit rates. Provision for loan losses for the nine months ended September 30, 2008 increased $2.2 million. Noninterest income excluding extraordinary items and gain on securities sales increased $565 thousand or 12.7% compared to the same nine month period in 2007. Extraordinary items and securities gains totaled a loss of $3.5 million, consisting of securities gains of $44 thousand, a pension curtailment gain of $1.3 million, impairment charges on securities of $4.7 million, a gain on sale of fixed assets of $128 thousand and an OREO impairment (loss) of $229 thousand. Noninterest expense increased $1.6 million, or

8.2% from $19.1 million in the first nine months of 2007 to $20.6 million for the same period in 2008. Of this increase, $711 thousand, or 44.5%, represents new expenses related to the three new branches placed in operation since late 2007. Without these expenses, noninterest expense increased in various categories related to normal growth. Barring any other major economic events, management projects a positive fourth quarter from our core earnings structure.

We have not been immune to the economic challenges which have had an impact on our asset quality. Nonperforming loans have increased as has the number of past due loans in all categories since the end of 2007. Nonperforming assets at September 30, 2008 were $10.1 million compared to $2.9 million at year end 2007 and $4.0 million at September 30, 2007. Nonperforming assets at September 30, 2008 included $4.4 million of nonaccrual loans, $4.8 million of loans past due 90 days and still accruing and $950 thousand of Other Real Estate Owned. In this difficult economic environment we focus on working with our customers to develop win – win solutions.

Excluding extraordinary items, on a linked quarter basis, net income decreased $233 thousand. Net interest income increased $122 thousand as loan income increased $195 thousand, while interest expense increased $24 thousand. Noninterest income, excluding extraordinary items in the current quarter, was down $48 thousand, fueled by decreased LLC income and insurance fees. Noninterest expense decreased $73 thousand in the quarter, including decreased personnel expense of $197 thousand and increases of $40 thousand in premises and equipment and $84 thousand in other expenses primarily from marketing costs for advertising and the opening of our permanent Quinton branch. Net interest margin is down 4 basis points from 3.59% for the second quarter of 2008 to 3.55% for the third quarter of 2008. The net interest spread was the same for both quarters at 3.12%, reflecting a decline of 11 basis points in both asset yield and deposit cost.

President and CEO Joe A. Shearin stated, “In my 30 years of banking, I have not witnessed a more tumultuous economic environment with far-reaching implications. In particular, it is noteworthy to discuss the deterioration of Freddie Mac and Fannie Mae perpetual preferred stocks held in the company’s investment portfolio. When the Treasury Secretary acted to stabilize the housing market by encouraging continued availability of liquidity from GSEs, the move to restructure these government sponsored entities negatively impacted banks holding the securities. These securities had been AA rated investment grade assets. Moreover, the regulators encouraged banks to incorporate these securities in the mix of their portfolio holdings to assist in meeting the capital needs of these government agencies. When the Treasury seized these agencies to promote growth in an attempt to decrease the nationwide housing crisis, the banking industry suddenly had $15 billion in agency preferred stock that was worth less than 10% of its cost.

It should be noted that the GSE issues and other economic turbulence are a direct result of irresponsibility on Wall Street...and not Main Street. Main Street community bankers are conducting business as usual, making loans to consumers and small businesses. We are still regarded by our customers as “their” bank. While the economic downturn is largely attributable to inappropriate decisions made on Wall Street, Main Street banks have become a part of the solution, making credit available to the communities in which we serve as well as providing a safe haven for their deposits. Regarding deposits, EVB offers its customers up to $50 million in FDIC protection through a program known as CDARS (Certificate of Deposit Account Registry Service.) Further, we expect this limit to increase as more strong and healthy banks join the program.

Having addressed in great detail the events impacting our bottom line, most of which we had no control over, let me say that the management team of EVB is strong and steadfast in its conviction to combat the economic headwinds and challenges presented. Excluding extraordinary items and the increase in loan loss provisions, our net income was up slightly from the first nine months of 2007. We are providing continuous education to our frontline employees and customers regarding the stability of community banks, particularly EVB, and its commitment to serving our customers and communities with no interruption of service. I am pleased to announce that the Board of Directors declared a dividend of $0.16 per share payable on November 14, 2008 to stockholders of record as of October 31, 2008.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were negative for the quarter ended September 30, 2008, compared to 10.01% and 1.01%, respectively for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, the Company’s return on average equity (ROE) and return on average assets (ROA) were 1.28% and 0.12%, respectively, compared to 9.95% and 1.02%, respectively for the nine months ended September 30, 2007.

Total assets increased by $129.3 million, compared to one year ago, reaching $1.03 billion at September 30, 2008. This growth was a combination of internal growth and the addition of $93.7 million from the Millennium acquisition in the first quarter of 2008. Average loans were $761.6 million for the nine months ended September 30, 2008 up

13.1% compared to $673.5 million for the same nine month period in 2007. Average securities for the nine months ended September 30, 2008 were $159.1 million compared to $134.6 million for same period in 2007. Average deposits for the first nine months of 2008 were $742.7 million an increase of 13.2% compared to $655.9 million for the same nine month period in 2007. Total average earning assets for the nine months ended September 30, 2008 were $926.1 million, an increase of $103.5 million from $822.6 million for the same period in 2007. The increases in loans and deposits were buoyed by our purchased branches in mid March 2008 and growth in the base balances.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	changes in the interest rates affecting our deposits and our loans;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	the loss of any of our key employees;
•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our ability to assess and manage our asset quality;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans,

federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information	Three months Ended		Nine months Ended
(dollars in thousands, except per share data)	September 30,		September 30,
Income Statements	2008	2007	2008	2007
Interest income	$ 15,177	$ 14,822	$ 44,971	$ 43,111
Interest expense	6,816	6,439	20,166	18,347

Net interest income	8,361	8,383	24,805	24,764
Provision for loan losses	1,050	325	2,800	628
Net interest income after provision	7,311	8,058	22,005	24,136
Service charges on deposits	1,021	921	3,002	2,658
Other noninterest income	442	475	1,174	1,226
Debit/ credit card fees	296	233	844	571
Gain on securities available for sales	-	14	44	14
Impairment - securities	(4,439)	-	(4,739)	-
Actuarial gain - pension curtailment	-	-	1,328	-
Gain (loss) on sale of OREO, fixed assets and LLC	(359)	(2)	(101)	-
Noninterest income	(3,039)	1,641	1,552	4,469
Salaries and benefits	3,690	3,712	11,266	10,892
Occupancy and equipment	1,196	1,106	3,443	3,145
Other noninterest expense	2,100	1,613	5,931	5,046
Noninterest expense	6,986	6,431	20,640	19,083
Income tax expense	355	1,005	2,060	2,834

Net income	$ (3,069)	$ 2,263	$ 857	$ 6,688

Earnings per share: basic	$ (0.52)	$ 0.38	$ 0.15	$ 1.10
diluted	$ (0.52)	$ 0.38	$ 0.15	$ 1.10

Selected Ratios
Return on average assets	-1.19%	1.01%	0.12%	1.02%
Return on average equity	-14.30%	10.02%	1.28%	9.95%
Net interest margin	3.59%	4.03%	3.66%	4.08%

Balance Sheets at Period End
Loans, net of unearned interest	$ -	$ -	$ 804,733	$ 697,283
Total assets	-	-	1,030,985	903,195
Deposits	-	-	778,161	657,787
Other borrowings	-	-	162,385	143,901
Shareholders' equity	-	-	79,688	89,489
Book value per share	-	-	13.54	15.03

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$ 791,119	$ 689,645	761,649	673,488
Total assets	1,023,715	892,602	987,806	873,989
Deposits	781,462	655,613	742,694	655,977
Other borrowings	148,605	135,113	147,611	117,284
Shareholders' equity	85,367	89,613	89,330	89,542

Asset Quality at Period End
Allowance for loan losses	$ -	$ -	10,613	7,447
Nonperforming assets	-	-	10,142	3,977
Net charge-offs	-	-	563	232
Net charge-offs to average loans	-	-	0.10%	0.04%
Loan loss reserve % of total loans	-	-	1.32%	1.07%
Nonperforming assets % of total loans & OREO	-	-	1.26%	0.58%

Other Information
Number of shares outstanding - period end	5,886,883	5,955,176	5,886,883	5,955,176
Average shares outstanding - basic	5,882,007	6,008,935	5,887,348	6,062,038
Average shares outstanding - diluted	5,882,007	6,013,981	5,888,574	6,067,774